Exhibit 33.1

Management’s Assessment of Compliance with SEC Regulation AB Servicing Criteria

1.	Management of Santander Consumer USA Inc. (“SC”) is responsible for assessing compliance with the servicing criteria applicable to it under paragraph (d) of Item 1122 of Regulation AB as of and for the year ended December 31, 2017. The transactions covered by this report are all publicly registered transactions backed by auto loans for which Santander Consumer USA Inc. is the servicer (the “Platform”). See Appendix A.

2.	SC’s management has assessed SC’s compliance with the applicable servicing criteria as of and for the year ended December 31, 2017. In making this assessment, management used the criteria set forth in paragraph (d) of Item 1122 of Regulation AB (See Appendix B), except for the following criteria which SC determined are not applicable to the activities performed by SC or through its vendors with respect to the Platform: 1122(d)(1)(iv), 1122(d)(2)(iii), 1122(d)(2)(vi), 1122(d)(4)(ix), 1122(d)(4)(x), 1122(d)(4)(xi), 1122(d)(4)(xii), and 1122(d)(4)(xiii).

3.	There were no external enhancements as of and for the year ended December 31, 2017, with respect to the Platform taken as a whole.

4.	With respect to servicing criterion, Item 1122(d)(1)(iii), some of the transactions included in the Platform require the Company to utilize a backup servicer when certain events, which are specified within the transaction agreements, occur. As of and for the year ended December 31, 2017, the events that would require a backup servicer as listed in the transaction documents did not occur, and therefore the requirement for a backup servicer does not apply.

5.	SC has engaged vendors that are not servicers as defined in Item 1101(j) of Regulation AB to perform limited or scripted activities with respect to the servicing criteria applicable to each vendor’s activities as set forth in Appendix B of this report. SC elected to take responsibility for assessing compliance with the portion of the servicing criteria applicable to each such vendor. SC has policies and procedures in place to provide reasonable assurance that the vendors’ activities comply in all material respects with the portion of the servicing criteria applicable to each vendor. SC’s management is solely responsible for determining that it meets the requirements to apply Interpretation 200.06 of the SEC Compliance and Disclosure Interpretations.

6.	With respect to servicing criterion set forth in Item 1122(d)(3)(i), reports to investors, including those to be filed with the Commission, were not maintained in accordance with the transactions agreements and applicable Commission requirements. Specifically, certain reports to investors provided information that was not calculated in accordance with the terms specified in the transaction agreements. Further, with respect to servicing criterion set forth in Item 1122(d)(4)(iii), certain removals to the asset pool were not made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements. Specifically, in certain cases, the repurchase price at which certain loans were purchased by SC was not calculated in accordance with the definition of “Repurchase Price” in the transaction agreements.

7.	Based on such assessment, except for the material instances of noncompliance described in the paragraph above, management believes that SC has complied, in all material respects, with the applicable servicing criteria for which it is responsible, as of and for the year ended December 31, 2017, with respect to the Platform taken as a whole.

8.	SC’s management has not identified and is not aware of any material instance of noncompliance by the vendors with regard to the applicable servicing criteria, as of and for the year ended December 31, 2017, with respect to the Platform taken as a whole.

9.	SC’s management has not identified any material deficiency in its policies and procedures to monitor the compliance by the vendors with the applicable servicing criteria, as of and for the year ended December 31, 2017, with respect to the Platform taken as a whole.

10.	PricewaterhouseCoopers LLP, a registered public accounting firm, has issued an attestation report on SC’s compliance with the applicable servicing criteria as of and for the year ended December 31, 2017.

March 26, 2018

Santander Consumer USA Inc.

By: /s/ Sandra M. Broderick	By: /s/ Andrew Kang
Sandra M. Broderick	Andrew Kang
EVP Head of Operations	EVP Capital Markets & Treasurer
Santander Consumer USA Inc.	Santander Consumer USA Inc.

Appendix A

The Transactions in the Platform include the following:

1	SDART 2012-4

2	SDART 2012-5

3	SDART 2012-6

4	SDART 2013-1

5	SDART 2013-2

6	SDART 2013-3

7	SDART 2013-4

8	SDART 2013-5

9	SDART 2014-1

10	SDART 2014-2

11	SDART 2014-3

12	SDART 2014-4

13	SDART 2014-5

14	SDART 2015-1

15	SDART 2015-2

16	SDART 2015-3

17	SDART 2015-4

18	SDART 2015-5

19	SDART 2016-1

20	SDART 2016-2

21	SDART 2016-3

22	SDART 2017-1

23	SDART 2017-2

24	SDART 2017-3

25	DRIVE 2017-1

26	DRIVE 2017-2

27	DRIVE 2017-3

App B-1

APPENDIX B

SERVICING CRITERIA TO BE ADDRESSED IN SERVICER’S ASSESSMENT OF COMPLIANCE

Servicing Criteria		Applicable Servicing Criteria		Inapplicable Servicing Criteria
Reference	Criteria	Performed Directly by SC	Performed by a Vendor for which SC is the Responsible Party
General Servicing Considerations

1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	X

1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.	X

1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the pool assets are maintained.	X1

1122(d)(1)(iv)	A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.			X2

1122(d)(1)(v)	Aggregation of information, is mathematically accurate and the information conveyed accurately reflects the information.	X

Cash Collection and Administration

1122(d)(2)(i)	Payments on pool assets are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.	X	X

1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	X

1122(d)(2)(iii)	Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.			X

1122(d)(2)(iv)	The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.	X

App B-2

Servicing Criteria		Applicable Servicing Criteria		Inapplicable Servicing Criteria
Reference	Criteria	Performed Directly by SC	Performed by a Vendor for which SC is the Responsible Party

1122(d)(2)(v)	Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.	X

1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.			X

1122(d)(2)(vii)	Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.	X

Investor Remittances and Reporting

1122(d)(3)(i)	Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of pool assets serviced by the Servicer.	X

1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.	X3

1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.	X3

1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.	X3

Pool Asset Administration

1122(d)(4)(i)	Collateral or security on pool assets is maintained as required by the transaction agreements or related asset pool documents.	X	X

1122(d)(4)(ii)	Pool assets and related documents are safeguarded as required by the transaction agreements	X	X

App B-3

Servicing Criteria		Applicable Servicing Criteria		Inapplicable Servicing Criteria
Reference	Criteria	Performed Directly by SC	Performed by a Vendor for which SC is the Responsible Party
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.	X

1122(d)(4)(iv)	Payments on pool assets, including any payoffs, made in accordance with the related pool asset documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related asset pool documents.	X	X

1122(d)(4)(v)	The Servicer’s records regarding the accounts and the accounts agree with the Servicer’s records with respect to an obligor’s unpaid principal balance.	X

1122(d)(4)(vi)	Changes with respect to the terms or status of an obligor’s account (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.	X	X

1122(d)(4)(vii)	Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.	X	X

1122(d)(4)(viii)	Records documenting collection efforts are maintained during the period a pool asset is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent pool assets including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).	X	X

1122(d)(4)(ix)	Adjustments to interest rates or rates of return for pool assets with variable rates are computed based on the related pool asset documents.			X

1122(d)(4)(x)	Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s Account documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable Account documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related Accounts, or such other number of days specified in the transaction agreements.			X

1122(d)(4)(xi)	Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.			X

App B-4

Servicing Criteria		Applicable Servicing Criteria		Inapplicable Servicing Criteria
Reference	Criteria	Performed Directly by SC	Performed by a Vendor for which SC is the Responsible Party
1122(d)(4)(xii)	Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.			X

1122(d)(4)(xiii)	Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.			X

1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.	X

1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.	X4

[1]	Some of the transactions in the Platform require SC to utilize a backup servicer when certain events, which are specified in the transaction agreements, occur. As of and for the year ended December 31, 2017, none of these events occurred.
[2]	None of the transactions included in the Platform require SC to maintain a fidelity bond and errors and omissions policy.
[3]	Solely as it relates to allocation and/or remittance to the relevant indenture trustee.
[4]	There were no external enhancements or other support as of and for the year ended December 31, 2017.

App B-5